Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Eugene Heller Silverman Heller Associates (310) 208-2550

Meade Instruments Lowers Guidance For Fiscal 2005

IRVINE, Calif. – November 23, 2004 – Meade Instruments Corp. (Nasdaq NM: MEAD) estimates that fiscal 2005 net revenues will be in the range of $119 million to $123 million, with a net loss, excluding ESOP expense, of as much as ($0.10) per diluted share. The Company, whose fiscal year 2005 ends on February 28, had previously estimated that net revenues for fiscal 2005 would be in the range of $125 million to $135 million, and that net income, excluding ESOP expense, would be in the range of $0.05 to $0.15 per diluted share.

Citing lower-than-anticipated third-quarter revenues and continuing softness in sales of telescope products, Steven G. Murdock, president and CEO of Meade Instruments, stated that the weakness in telescope sales is expected to continue into the first quarter of calendar 2005. “We are, however, optimistic that new product introductions, including new Meade telescopes, new Simmons riflescopes and solar observation products from Coronado Technology Group LLC, will contribute to top-line growth and improved profitability in fiscal 2006. We intend to pursue the Company’s strategy of improving profitability by bringing to market new and innovative products protected by proprietary intellectual property,” concluded Murdock.

Third-quarter fiscal 2005 financial results are scheduled to be released on December 16, 2004.

The Company expects to close the acquisition of Coronado Technology Group LLC, on December 1, 2004.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net revenues and per-share income (loss) for fiscal 2005. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the risks and uncertainties related to the acquisition and integration of new companies such as Coronado Technologies Group LLC; the inherent risks and liabilities related to the introduction of new products, including lack of customer acceptance, production and development delays, lower than anticipated margins; the risks and uncertainties associated with intellectual property litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

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